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                                                                    EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


                                                   1996            1997
                                              -----------      ------------
Net Loss..................................... $(4,030,263)(a)  $ (6,343,927)
                                              -----------      ------------
Weighted average common stock shares
outstanding..................................  10,580,080        13,455,529
                                              ===========      ============

Basic and diluted loss per share............. $      (.37)     $       (.47)
                                              ===========      ============


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(a) 1996 Net loss is subsequent to incorporation.


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